UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2011

Vu1 CORPORATION

(Exact Name of Registrant as specified in its charter)

 California
(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commission File Number)	(IRS Employer Identification No.)

469 SEVENTH AVENUE, SUITE 356 New York, NY 10018
(Address of principal executive offices)

(888) 985-8881
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2011 our Board of Directors appointed John Rehfeld a member of the Board of Directors until the earlier of the next annual shareholders meeting or his resignation.

On September 30, 2011 our Board of Directors appointed John J. Boyle, III and Paul Fletcher as members of the Board of Directors until the earlier of the next annual shareholders meeting or their resignation.

Upon the appointment of Messrs. Boyle and Fletcher, Gregory Owens resigned from our Board of Directors. There were no disagreements with our executive officers or the other members of our Board of Directors leading to the resignation of Mr. Owens.

Messrs. Rehfeld, Boyle and Fletcher qualify as independent members of our Board of Directors.

Mr. Rehfeld, age 71, is currently on the board of directors of Lantronix, Inc., a provider of secure communication technologies (since May 2010), Local.com Corporation, a local search engine provider (since 2005) and Enkeboll Design, a privately held company (since January, 2006). Mr. Rehfeld previously served from 2004 to 2010 on the Board of Directors of ADC Telecom (NASDAQ: ADCT), a provider of network infrastructure solutions which was sold in December 2010, and from 2002 to 2011 on the Board of Directors of Overtone, a privately held company that monitors company-hosted online forums and feedback platforms that was sold in April 2011.  He also currently serves as an adjunct professor for both Pepperdine University and the University of San Diego.  Mr. Rehfeld served as Chief Executive Officer of Spruce Technologies, Inc., a DVD authoring software company, during 2001. From 1997 to 2001, Mr. Rehfeld served as Chairman and Chief Executive Officer of ProShot Golf, Inc. He also served as President and Chief Executive Officer of Proxima Corporation from 1995 to 1997 and as President and Chief Executive Officer of ETAK, Inc. from 1993 to 1995. Mr. Rehfeld is also the Chairman Emeritus of the Forum of Corporate Directors in Orange County, California.  Mr. Rehfeld’s over 30 years of executive experience in high growth industries, including :prior experience as a Chief Executive Officer of a number of companies; prior and current experience serving as a director of a number of public and private companies; and a distinguished educational background, including a Masters of Business Administration degree from Harvard University and a Bachelor of Science degree in Chemical Engineering from the University of Minnesota, as well as his current positions as adjunct professor of marketing and strategy for the Executive MBA Programs at Pepperdine and the University of San Diego, provide him with the skills and qualifications to serve on our Board of Directors.

Mr. Fletcher, age 52, is currently the Chief Financial Officer at Presidio, Inc., a privately-held high-end IT integration and managed networks services company, since August 2007.  Previously, he served as the Senior Vice President and Chief Financial Officer of Trex Company, from July 2003 to August 2007.  He was Vice President of Finance of that company from October 2001 through July 2003, and of TREX Company, LLC from October 2001 through December 2002.  From 2000 to 2001, Mr. Fletcher served as Vice President and Chief Financial Officer for AMX Corporation, an advanced control system technology company.  From 1996 to 2000, he served as Vice President and Treasurer for Excel Communications Inc., a telecommunications company.  From 1987 to 1996, he served as Senior Vice President and Treasurer for Lomas Financial Corporation, a financial services company.  Mr. Fletcher received his B.A. degree in economics and management from Albion College and an M.B.A. degree in finance and management policy from Northwestern University’s Kellogg School of Management. Mr. Fletcher demonstrates extensive knowledge of complex accounting, financial reporting and operational issues highly relevant to our business, making him well qualified as a member of our board.

Mr. Boyle, age 64, is a seasoned CEO with over twenty years of high-tech experience, including scaling VC funded startups through highly profitable exits (IPO and M&A events).  Mr. Boyle was most recently the President and Chief Executive Officer of Arbor Networks Inc., a network security company, from September 2005 and a member of its Board until January 2010.  Mr. Boyle was responsible for directing the progression of Arbor Networks into a well-regarded thought-leader on network security issues, and drove the company’s acquisition and integration of Ellacoya Networks, formerly a leading provider of deep packet inspection solutions.  Mr. Boyle was a director from July 1999 to 2004 and lead director from 2004 to 2007 of eFunds Corp., a payment services company.  Mr. Boyle was also the Chief Executive Officer of Saville Systems, Inc., a provider of customer care and billing solutions to the telecommunications and energy industries, from September 1994 and became Chairman of the Board in 1998 until the company was sold to ADC Telecommunications, Inc. in December 1999.  He remained on the board of ADC Telecommunications, Inc. until it was sold in December 2010.  Mr. Boyle received a B.S. degree in business administration from Northeastern University.  Mr. Boyle’s more than 20 years of high-tech experience, including scaling venture capital-funded start-ups through exits including initial public offerings and mergers and acquisitions, makes him well qualified as a member of our board.

Upon the appointment of Messrs. Rehfeld, Boyle III and Fletcher and the resignation of Mr. Owens, the size of the Board of Directors stands at eight members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vu1 Corporation

Date: October 5, 2011	By:	/s/ Matthew DeVries
Matthew DeVries Chief Financial Officer